Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-177230

Dated June 12, 2012

LendingClub Corporation

Free Writing Prospectus Published or Distributed by Media

The banner ads attached as Exhibit A appear at BankRate.com.

You should consider the statements in these ads only after carefully evaluating all of the information in the Company’s prospectus for the Member Payment Dependent Notes, as filed with the SEC and as supplemented from time to time. In particular, you should carefully read the risk factors described in the prospectus and the Prospectus Supplements (Disclosure Reports), all of which are available on our website at https://www.lendingclub.com/info/sec_filings.action.

Forward-Looking Statements

Some of the statements in this article are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements may include, among other things, statements about the status of borrower members, the ability of borrower members to repay member loans and the plans of borrower members; expected rates of return and interest rates; the attractiveness of the Company’s lending platform; the Company’s financial performance; the availability and functionality of the trading platform; the Company’s ability to retain and hire necessary employees and appropriately staff its operations; regulatory developments; intellectual property; and estimates regarding expenses, future revenue, capital requirements and needs for additional financing. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company has included important factors in the cautionary statements included in the prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer has made the prospectus available for free on its website, www.lendingclub.com.

EXHIBIT A

Don't speculate, get returns.

~~1.10%~~ 5.77% ~~1.57%~~ 8.27% ~~2.13%~~ 9.43%

- 5.77-9.43% net annualized returns*
- Solid returns
- Increase diversification
- Monthly cash flow

Retirement accounts available.

Learn More »

LendingClub

* Net annualized returns as of 5/23/2012 for grades A-C.

Notes offered by prospectus filed with the SEC. Net annualized returns as of 5/23/2012.

High Net Annualized Returns

~~1.10%~~ ~~1.57%~~ ~~2.13%~~

5.77% 8.27% 9.43%

- 5.77-9.43% net annualized returns*
- Solid returns
- Increase diversification
- Monthly cash flow

Tax deferred retirement accounts available.

Learn More »

LendingClub

* Net annualized returns as of 5/23/2012 for grades A-C.

Notes offered by prospectus filed with the SEC. Net annualized returns as of 5/23/2012.

Don't speculate, get returns.

~~1.10%~~ ~~1.57%~~ ~~2.13%~~

5.77% 8.27% 9.43%

- 5.77-9.43% net annualized returns*
- Solid returns
- Increase diversification
- Monthly cash flow

Retirement accounts available

Learn More »

LendingClub

* Net annualized returns as of 5/23/2012 for grades A-C.

Notes offered by prospectus filed with the SEC. Net annualized returns as of 5/23/2012.

Demand more from your cash

~~1.10%~~ ~~1.57%~~ ~~2.13%~~

5.77% 8.27% 9.43%

- 5.77-9.43% net annualized returns*
- Solid returns
- Increase diversification
- Monthly cash flow

No fee Rollovers, IRAs, & corporate accounts.

Learn More »

LendingClub

* Net annualized returns as of 5/23/2012 for grades A-C.

Notes offered by prospectus filed with the SEC. Net annualized returns as of 5/23/2012.